Exhibit 5.1

Robinson Waters & O'Dorisio, P.C.

1099 Eighteenth Street

Suite 2600

Denver, CO 80202

April 30, 2012

Board of Directors

Wireless Attachments, Inc.

2789 S. Lamar Street

Denver, Colorado 80227

Gentlemen:

We have served as special counsel to Wireless Attachments, Inc., a Colorado corporation (the "Company") in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-1, SEC File No. 333-175825 and amendments thereto (collectively, the "Registration Statement"), relating to the registration of the offer and sale of 9,288,000 shares of common stock of the Company, after giving effect to the 60-for-1 forward stock split of the Company's common stock (the "Shares"). The Shares are to be sold by the selling shareholders (the "Selling Shareholders") identified in the prospectus forming a part of the Registration Statement in accordance with the means described therein.

As such special counsel, and for the purpose of rendering this opinion, we have examined originals, or copies identified to our satisfaction as being true copies of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including, but not limited to, the following:

(i)	The Registration Statement;
(ii)	The Company's Articles of Incorporation, as amended;
(iii)	The Company's Bylaws; and
(iv)	Corporate minutes and consents to action in lieu of meetings.

In connection with such representation and this opinion, we have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments, and such certificates of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed necessary for the preparation of this opinion. In expressing this opinion we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company. We are not qualified to practice law in any jurisdiction other than the State of Colorado.

We have also investigated such questions of law as we have deemed necessary for purposes of this opinion; examined such documents and records of the Company as we have deemed necessary for the purposes of this opinion; and received such information from representatives of the Company as we have deemed necessary for the purposes of this opinion.

In giving this opinion we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and the authenticity of all documents supplied to us as certified, photocopies, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents.

Based upon the foregoing and subject to the qualifications set forth above, we are of the opinion that the Shares, have been duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus included as part of the Registration Statement in connection with the matters referred to under the caption "Legal Matters."

Very truly yours,

/s/ ROBINSON WATERS & O'DORISIO, P.C.

ROBINSON WATERS & O'DORISIO, P.C.